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                                                                       EXHIBIT A


                                 April 23, 1998

Corporate Secretary
The Grand Union Company
201 Willowbrook Boulevard
Wayne, NJ 07470

J. Wayne Harris
Chairman of the Board of Directors
The Grand Union Company
201 Willowbrook Boulevard
Wayne, NJ 07470

                           Re:   The Grand Union Company

Gentlemen:

              Reference is made to (i) The Grand Union Company By-laws, as amended through January 15, 1998 (the "By-laws"), (ii) The Grand Union Company Certificate of Designation of Class A Convertible Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Class of Preferred Stock (the "Class A Certificate of Designation"), and (iii) The Grand Union Company Certificate of Designation of Class B Convertible Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Class of Preferred Stock (the "Class B Certificate of Designation," and together with the Class A Certification of Designation, the "Certificates of Designation").

              The undersigned directs your attention to Section 3(b) of each of the Certificates of Designation, which provides that the affirmative vote of the holders of at least a majority of the outstanding shares of each of the Class A Convertible Preferred Stock ("Class A Stock") and the Class B Convertible Preferred Stock ("Class B Stock" and together with the Class A Stock, the "Preferred Stock"), each voting separately as a single class, shall be necessary to approve any reorganization, recapitalization liquidation or other similar transaction involving The Grand Union Company (the "Company") in which (i) the Preferred Stock does not remain outstanding under substantially the same powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificates of Designation, or
(ii) the cash, stock, securities or other property received from conversion of the Preferred Stock at the closing of such transaction is less than 150% of the Conversion Price (as such term is defined in the Certificates of Designation). Be advised that any approval by the Board of Directors to conduct a solicitation under Section 3(a)(9) of the Securities Act of 1933, as amended, upon the terms and conditions of that certain Summary of Principal Economic Terms of Restructuring distributed to the Board of Directors on March 30, 1998, culminating in the filing of a prepackaged chapter 11 plan of reorganization and related actions, including, without limitation, the Company's approval of the commitment of Swiss Bank (or such other similar financing) to provide exit financing to the Company upon consummation of the proposed prepackaged plan of reorganization, and the Board of Directors' authorization to proceed with the solicitation under
Section 3(a)(9) in respect of the proposed plan and related documents, without our consent, will violate Section 3(b) of the Certificates of Designation and will be an ultra vires act of the Company.

              We have repeatedly advised you that we do not consent to the Company's proposed recapitalization. As holders of the majority of each of the Class A Stock and the Class B Stock, be advised that


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if the Board grants the aforementioned approvals, we intend to take any and all actions that may prove to be necessary to enforce our rights under the Certificates of Designation.


                           GE INVESTMENT PRIVATE PLACEMENT
                           PARTNERS II, A LIMITED PARTNERSHIP
                           By: GE Investment Management Incorporated,
                               its General Partner


                           By:  /s/ Alan M. Lewis
                               --------------------------------------
                           Title:  Executive Vice President

                           Owner of 620,212 shares of Class A Stock
                           Owner of 47.69% of the outstanding Class A Stock Owner of 400,000 shares of Class B Stock
                           Owner of 50% of the outstanding Class B Stock

                           TREFOIL CAPITAL INVESTORS II, L.P.
                           By: TREFOIL INVESTORS II, INC.,
                               its managing general partner

                           By:  /s/  Robert G. Moskowitz
                               --------------------------------------
                           Title:  Managing Director

                           Owner of 620,212 shares of Class A Stock
                           Owner of 47.69% of the outstanding Class A Stock Owner of 400,000 shares of Class B Stock
                           Owner of 50% of the outstanding Class B Stock


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